EXHIBIT 16.1

Deloitte & Touche LLP

P.O. Box 49279

Four Bentall Centre

2800 – 1055 Dunsmuir Street

Vancouver, British Columbia

V7X 1P4

Tel: 604-669-4466

Fax: 604-685-0395

www.deloitte.ca

March 8, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Global Precision Medical Inc.’s Form 8-K dated March 8, 2004,

and have the following comments:

1.

We agree with the statements made in the last sentence of paragraph 1 and the statements made in the 2nd, 4th and 5th paragraphs.

2.

We have no basis on which to agree or disagree with the statements made in the first two sentences of paragraph 1 or in the 3rd paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Chartered Accountants